Exhibit 10.2

February 15, 2021

Mr. Gil Van Bokkelen

c/o Athersys, Inc.

3201 Carnegie Avenue

Cleveland, Ohio 44115-2634

Dear Gil:

This letter agreement (this “Agreement”) memorializes our recent discussions regarding the terms and conditions of your separation from service with Athersys, Inc. (the “Company”).

Separation from Service

Your employment with the Company will terminate on February 15, 2021 (the “Separation Date”). As of the Separation Date, you hereby resign as Chairman, Chief Executive Officer and a director of the Company and from all other offices and directorships that you hold with the Company or with any of its affiliates. You and we agree that for all purposes, including for purposes of the Amended and Restated Employment Agreement between you and the Company, dated as of December 1, 1998, as amended (the “Employment Agreement”), your termination of employment on the Separation Date will be treated as a termination by the Company without Cause (as defined in the Employment Agreement). The Separation Date shall be the Date of Termination for purposes of the Employment Agreement and this letter shall be deemed to satisfy all Notice of Termination (as defined in the Employment Agreement) and other requirements under Section 7 of the Employment Agreement. You agree to promptly execute any other reasonable and lawful documents and take any reasonable and lawful actions as reasonably requested by the Company to effectuate or memorialize your termination of employment.

Severance Benefits

So long as you do not revoke the release of claims set forth under “Release of Claims” below (the “Release”), (x) the Company will provide you with the severance payments and benefits contemplated by Section 8(c) of the Employment Agreement (as described more fully below), (y) the Company will make you a lump sum payment, no later than 15 days following the Separation Date, of $187,371, in lieu of notice under the Employment Agreement and certain foregone benefits, and (z) your unvested stock options and restricted stock units will not be forfeited as of the Separation Date and will vest as of the date such Release becomes irrevocable, with such stock options remaining exercisable until the earlier of the third anniversary of the Separation Date or expiration of the original term of the applicable stock option ((x), (y), and (z), collectively, the “Severance Benefits”). You and we agree that the Company’s obligations under the second subsection (i) to Section 8(c) of the Employment Agreement shall be satisfied by payments during the 18-month period following the Separation Date at an annual rate equal to $579,800 (subject to potential reduction pursuant to the proviso to such subsection), and that the Company’s obligations under the second subsection (ii) to Section 8(c) of the Employment Agreement shall be satisfied by payments during such period at an annual rate equal to $61,641. If you revoke the Release, you and we agree that, notwithstanding anything to the contrary in the Employment Agreement or in any other agreement, you will forfeit your rights to the Severance Benefits.

In addition, the Company agrees that (i) Section 8(d) of the Employment Agreement shall cease to have any application, and no payments to you shall be reduced pursuant thereto, (ii) as soon as practicable following the date the Release becomes effective, it will make you a payment of $66,210 in full settlement of your accrued but unused vacation (including floating holidays) through the Separation Date, and (iii) no later than 30 days following the date hereof, it will reimburse you for your reasonable attorneys’ fees incurred in connection with the negotiation of this letter agreement, in an amount not to exceed $10,000.

Consulting Services

If requested by the Company, you will consider entering into an agreement to provide consulting services, on terms (including as to the time and place of performance of services, as well as on the remuneration for such services) to be mutually agreed between you and the Company.

Release of Claims

You hereby release and forever discharge the Company and each of its stockholders, affiliates, divisions, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, partners, employees, representatives, employee benefit plans, and insurers (collectively, the “Releasees”) of and from any and all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which you now have or may have against the Company or any Releasee to the extent acting by, through, under or in concert with the Company, by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof. The claims released herein include, without limitation, claims arising out of, based upon, or relating to the hire, employment, remuneration or termination of my employment and any claims constituting, arising out of, based upon, or relating to any tort theory, any express or implied contract, Title VII of the Civil Rights Act of 1964, the Civil Rights of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (29 U.S.C. §§ 621 et seq.) (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act, the Americans with Disabilities Act, the Lilly Ledbetter Fair Pay Act of 2009, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the WARN Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, and any other local, state or federal law governing the employment relationship. Notwithstanding anything herein to the contrary, this Release shall not release the Company from any claims, rights or damages that you may have (a) under Section 8 of the Employment Agreement or under this Release, (b) that may not be released or waived as a matter of law, (c) with respect to any vested benefits subject to ERISA, or (d) any rights to indemnification under the Company’s indemnification and insurance arrangements.

You expressly acknowledge, agree and recite that (i) the Release is written in a manner you understand, (ii) in executing this Agreement, you are not waiving rights or claims that may arise after the date hereof, (iii) you are waiving rights or claims only in exchange for consideration in addition to anything to which you are otherwise entitled, (iv) you have entered into and executed this Agreement knowingly and voluntarily, (v) you have been given 21 days to consider the terms of this Agreement and understand such terms, (vi) you have been advised to seek the advice of legal counsel in this matter and to obtain such counsel’s assistance in reviewing this Agreement, and (vii) you have read and understand this Agreement in its entirety. You represent and warrant that there has been no assignment or other transfer of any interest in any claims released hereunder. You agree that if you hereafter commence, join in, or in any manner seek relief through any suit arising out of, based upon or relating to any of the claims released hereunder, or in any manner assert against the Releasees any of the claims released hereunder, you shall pay to the Releasees in addition to any other damages caused to the Releasees thereby, all reasonable attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or claim (provided that this sentence does not apply to claims under ADEA or any action to set aside my release of claims under ADEA). You represent that you do not presently have on file any complaint, charge or claim (civil, administrative or criminal) against any Releasee in any court or administrative forum, or before any governmental agency or entity.

You have, and understand that you have, the right to revoke the Release within seven calendar days after the date hereof. The Release will become effective and enforceable only upon expiration of the seven-day revocation period with no revocation taking place. If you desire to revoke the Release, you must give actual, written notice of revocation to B.J. Lehmann at 3201 Carnegie Avenue, Cleveland, Ohio 44115-2634 before the seven-day revocation period expires.

Certain Covenants

Without limitation of any other obligations you have to the Company and its affiliates, you hereby acknowledge and re-affirm your obligations under the Non-Competition and Confidentiality Agreement between you and the Company, dated as of December 1, 1998, and acknowledge that your compliance with such agreement is a condition of your continued receipt of the severance benefits set forth in Section 8(c) of the Employment Agreement. You agree to refrain from making any statements about the Company or any of its affiliates, or the businesses, employees, agents, officers, directors or shareholders of any of them, that disparages, criticizes or defames any of them. The Company agrees to instruct its directors and executive officers to refrain from making any statements about you that disparage, criticize or defame you. The foregoing shall not prohibit you from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise required by law. You represent that you have returned to the Company all Company products, samples, equipment, parts, inventory, manuals, technical information and other Company materials in your possession or under your control. The Company agrees that you may clean out your office on the Company’s premises and retrieve your personal effects (subject to agreed mutual supervision).

Following the Separation Date, you shall make yourself reasonably available to the Company and its affiliates following the Separation Date to assist them, as may be reasonably requested by the Company at mutually convenient times and places, in connection with the conduct of any action, proceeding, investigation or litigation involving the Company relating to matters about which you may have relevant information, or otherwise in respect of inquiries relating to matters that arose during your employment with the Company. You will be reimbursed in accordance with the Company’s reimbursement policies for any out-of-expenses arising in connection with your cooperation pursuant to the preceding sentence.

The Company agrees that it will abide by the indemnification provisions of its Certificate of Incorporation with respect to you and its obligations under its Indemnification Agreement with you, and that you will remain covered to fullest extent permissible under the Company’s director and officer insurance policies in respect of actions taken while you were a director or officer of the Company or of any of its subsidiaries. The Company further agrees that to the extent any such action taken while you were a director or officer of the Company or of any of its subsidiaries would have been so covered were you still in service with the Company but is not covered solely because such service has concluded, it will indemnify you to the extent of the benefit you would have been entitled to under such coverage.

Whistleblower Rights

Nothing herein shall prevent you from giving truthful testimony or truthfully responding to a valid subpoena, or communicating or filing a charge with government or regulatory entities, subject to any obligations you may have to take steps to protect confidential information from public disclosure. However, you agree never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for yourself personally with respect to any claims released by this Agreement. Nothing in this Agreement shall be construed to limit your ability to communicate with any federal, state, or local governmental agency, commission or body (a “Governmental Agency”), or self-regulatory organization, or otherwise to participate in any investigation or proceeding that may be conducted by any Governmental Agency or self-regulatory organization, without notice to the Company (the “Whistleblower Rights”). In all cases, you agree to take all reasonable steps to protect the confidentiality of any information disclosed, including seeking confidential treatment by the relevant body, as applicable. Nothing herein shall prohibit you from providing truthful and complete information in pursuing your Whistleblower Rights, including communicating directly with a self-regulatory organization or Governmental Agency regarding a potential securities law violation without notice to the Company.

Miscellaneous

This Agreement constitutes the entire understanding between you and the Company with respect to the subject matter hereof. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. The governing law and dispute resolution provisions of the Employment Agreement shall apply to this Agreement. If any section of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect.

By signing this Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits, all amounts payable to you under this Agreement will be subject to any applicable tax withholding by the Company, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Agreement or the Severance Benefits. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each installment payment provided under the Employment Agreement shall be treated as a separate payment.

Please indicate your agreement with the terms set forth herein by your signature below.

[Signature page follows.]

Sincerely yours,

ATHERSYS, INC.

/s/ Ivor Macleod
Ivor Macleod, Chief Financial Officer

Agreed:

/s/ Gil Van Bokkelen
Gil Van Bokkelen

February 15, 2021
Date